Exhibit (23)(h)(7)
Amended Schedule A and Schedule B to the Amended and
Restated Expense Limitation Agreement

SCHEDULE A

TRANSAMERICA INVESTORS, INC.
On behalf of Transamerica Premier Funds

Amended Effective May 1, 2008
Transamerica Premier Focus Fund
Transamerica Premier Equity Fund
Transamerica Premier Growth Opportunities Fund
Transamerica Premier Balanced Fund
Transamerica Premier High Yield Bond Fund
Transamerica Premier Cash Reserve Fund
Transamerica Premier Diversified Equity Fund
Transamerica Premier Institutional Equity Fund
Transamerica Premier Institutional Bond Fund
Transamerica Premier Institutional Small Cap Value Fund
Transamerica Premier Institutional Diversified Equity Fund

SCHEDULE B
OPERATING EXPENSE LIMITS

Amended Effective May 1, 2008

	Maximum Operating
	Expense Limit (As a	Date on Which
	Percentage of	Operating Expense
Name of Fund	Average Net Assets)	Limit Terminates
Transamerica Premier Focus Fund	1.40%	April 30, 2009
Transamerica Premier Equity Fund	1.15%	April 30, 2009
Transamerica Premier Growth Opportunities Fund	1.40%	April 30, 2009
Transamerica Premier Balanced Fund	1.10%	April 30, 2009
Transamerica Premier High Yield Bond Fund (Investor Class)	0.90%	April 30, 2009
Transamerica Premier High Yield Bond Fund (Institutional Class)	0.65%	April 30, 2009
Transamerica Premier Cash Reserve Fund	0.25%	April 30, 2009
Transamerica Premier Diversified Equity Fund	1.15%	April 30, 2009
Transamerica Premier Institutional Equity Fund	0.75%	April 30, 2009
Transamerica Premier Institutional Bond Fund	0.45%	April 30, 2009
Transamerica Premier Institutional Small Cap Value Fund	0.85%	April 30, 2009
Transamerica Premier Institutional Diversified Equity Fund	0.75%	April 30, 2009